Exhibit 99.1

PRESS RELEASE                                                     March 27, 2003

CONTACTS:         Jack H. Webb            Martin A. Dietrich
                  President & CEO         President & COO
                  Alliance Bank, N.A.     NBT Bank, N.A.
                  (315) 475-7551          (607) 337-6119

             Alliance Bank to Sell Whitney Point Office to NBT Bank

WHITNEY POINT, NEW YORK. {March 27, 2003}

Alliance Bank, N.A. announced today plans to sell its Whitney Point office to NBT Bank, N.A.

According to Jack H. Webb, President and CEO of Alliance Bank, "Our agreement with NBT Bank is subject to regulatory approval and anticipates a June 2003 closing date. This decision is consistent with our strategic plan to focus our growth and marketing efforts in our core markets (and surrounding areas) of Cortland, Oneida and Syracuse. We are pleased to undertake this transaction with NBT Bank, a local company, headquartered in Norwich, N.Y."

NBT Bank President and Chief Operating Officer Martin A. Dietrich added, "We welcome the opportunity to add this location in Whitney Point to our current network of 25 offices serving the Southern Tier. And, we are pleased to continue to offer area residents a quality community banking option as Alliance Bank has since it opened the office in 1994."

NBT Bank anticipates that all current Alliance Bank staff in Whitney Point will be offered job opportunities at the close of the branch sale. Customers will be notified by mail of any changes and procedural information regarding this transaction.

Alliance Bank, N.A., a subsidiary of Alliance Financial Corporation (Nasdaq:
ALNC) provides banking, commercial leasing, trust and investment services through 18 community branch locations in Central New York.

NBT Bank, N.A. is a subsidiary of NBT Bancorp Inc. (Nasdaq: NBTB) with 43 banking locations in ten Upstate New York counties. The community bank offers a full range of retail and commercial banking products as well as trust and investment services.